Exhibit 99.5

       ECSI RECEIVES PURCHASE COMMITMENT FROM SANDIA NATIONAL LABORATORIES
                         FOR PERIMETER SECURITY SYSTEMS

Clifton, NJ -- Dec. 28, 2004 - Electronic Control Security, Inc. (OTC BB:EKCS) a leading provider of perimeter security solutions to governments and corporations worldwide, today announced it has received a substantial commitment from Sandia National Laboratories to supply security systems for the Department of Defense and the Department of Energy at various overseas facilities.

Under the agreement, ECSI International, a wholly owned subsidiary, will deliver its primary Perimeter Intrusion Detection Systems designed to prevent unauthorized entry or access to high threat complexes during the current fiscal year.

Arthur Barchenko, CEO of ECSI, said, "Over the past two decades ECSI has built a reputation as a quality security provider to the nuclear power, DOE and DOD industries. This commitment validates our leadership in the security industry. Sandia is taking the necessary steps to protect both DOD and DOE facilities from possible intrusion and sabotage. We see Sandia National Laboratories addressing the heightened security threat by taking strong preemptive and proactive steps to maintain their security mandate in both the United States and overseas."

About Sandia National Laboratories

Since 1949, Sandia National Laboratories has developed science-based technologies that support our national security. Today, over 272 million Americans depend on Sandia's technology solutions to solve national and global threats to peace and freedom.

Through science and technology, people, infrastructure, and partnerships, Sandia's mission is to meet national needs in five key areas:

      o Nuclear Weapons -- ensuring the stockpile is safe, secure, reliable, and can support the United States' deterrence policy.

      o Nonproliferation and Assessments -- reducing the proliferation of weapons of mass destruction, the threat of nuclear accidents, and the potential for damage to the environment.

      o Military Technologies and Applications -- addressing new threats to national security.

      o Energy and Infrastructure Assurance -- enhancing the surety of energy and other critical infrastructures.

      o Homeland Security -- helping to protect our nation against terrorism.

Sandia is a government-owned/contractor operated (GOCO) facility. Lockheed Martin manages Sandia for the U.S. Department of Energy's National Nuclear Security Administration.

About ECSI

ECSI is recognized as a global leader in fully networked and integrated perimeter intrusion detection security sensor systems and an effective ISO 9001:2000 quality provider for the Department of Energy, the Department of Defense and Homeland Security programs. The company designs, manufactures and markets physical electronic security systems for high profile, high-threat environments. The employment of risk assessment, inclusive of threat, vulnerability and criticality factors, allows ECSI to determine and address the security needs of site-specific government and commercial-industrial installations. The company has teaming agreements with Athena Ltd., Amata Inc., ADT Federal Systems, ARINC, SRH Marine, Resource Consultants Inc., Siemens Dematic and other industry leaders. ECSI is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562; for more information on ECSI and its customers please go to www.anti-terrorism.com

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Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied as the result of a variety of factors, of which a number could be potentially beyond the Company's control. The Company's actual results and events will be expressed from time to time in the Company's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. The forward-reaching statements contained herein are made only as of the date of this press release and the Company assumes or undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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For ECSI IR contact:
John Lipman
Lipman Capital Group Inc.
212-737-9803
jlipman@lipmangrp.com